Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 12, 2008 (except for Note 3, as to which the date is August 11, 2008, and Note 17(a), as to which the date is [ · ], 2008), in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-150876) and related Prospectus of Grand Canyon Education, Inc. for the registration of [ · ] shares of its common stock.
Ernst & Young LLP
Phoenix, Arizona
The foregoing consent is in the form that will be signed upon the determination of the special distribution to stockholders described in Note 17(a) to the financial statements.
/s/ Ernst & Young LLP
Phoenix, Arizona
August 11, 2008